Exhibit 10.6

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made on the 7 day of June 2017

BETWEEN:

(1)	Twenty20 Energy Systems Pte. Ltd. (Registration No. 201425478K), a company duly incorporated under the laws of Singapore and having its registered office at 60 Paya Lebar Road #04-35 Paya Lebar Square, Singapore 409051 (the “Employer”); and

(2)	geoffrey allan lawrence (Australian Passport No. ) of (the “Employee”).

RECITALS:

(A)	Pursuant to an arrangement agreed between the Employer and the Employee on or around October 2016, the Employee has been under the employment of the Employer since 1 November 2016.

(B)	Since 1 November 2016, the Employee has been employed as Chief Executive Officer of the Employer.

(C)	As part of the Employer’s internal review of its management and human resource policies and procedures, the Employer and the Employee at the Employer’s request have agreed to enter into this Agreement setting out the terms and conditions of the Employer’s continued employment of the Employee.

(D)	This Agreement constitutes an Executive Service Agreement pursuant to the Asia Pacific Energy Ventures Pte Ltd Shareholders’ Agreement dated 8 May 2015.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, except to the extent that the context requires otherwise:

“Manager” is defined in Clause 2.2;

“Parties” means the parties to this Agreement, and “Party” means any one of the Parties; and

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“SGD” means the lawful currency of the Republic of Singapore from time to time.

1.2.	Expressions in the singular shall include the plural and in the masculine shall include the feminine and vice versa and references to persons shall include corporations and vice versa.

1.3.	References to any statute or statutory provision shall be construed as references to such statute or statutory provision as respectively amended or re-enacted or as their operation is modified by any other statute or statutory provision (whether before or after the date of this Agreement) and shall include any provisions of which they are re-enactments (whether with or without modification) and shall include subordinate legislation made under the relevant statute.

1.4.	References to Clauses and Schedules are references to the clauses of and schedules to this Agreement.

1.5.	The headings used in this Agreement are inserted for convenience only and shall not affect its construction or interpretation.

2.	EMPLOYMENT

2.1.	The Employer shall continue to employ the Employee as Chief Executive Officer of the Employer, and such employment shall be on the terms and conditions of this Agreement.

2.2.	The Employee shall continue to report directly to the Board of Directors as appointed by the Employer from time to time (the “Board”). The Employee shall continue to direct any question he may have in relation to his employment or performance, in the first instance, to the Board.

2.3.	The Employee acknowledges and agrees that the Employer shall continue to have the right to second him to another entity located in any country at any time for any period of time in the Employer’s sole discretion.

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3.	COMMENCEMENT DATE

The Parties agree that notwithstanding this Agreement, for all intents and purposes, the Employee’s employment with the Employer shall be deemed to have commenced from 1 November 2016 and shall not be deemed to have been disrupted or broken by the Parties’ entry into this Agreement.

4.	DUTIES AND RESPONSIBILITIES

4.1.	The Employee’s duties and responsibilities include, but are not limited to, the Job Description as set out in Schedule A. The Employee shall continue to faithfully, to the best of his skill, knowledge and ability, with due care and diligence, and always in the best interest of the Employer and its affiliates, discharge these duties and responsibilities, along with the following general duties and responsibilities:

4.1.1.	undertake and carry out all duties and responsibilities which the Employer or the Manager may from time to time properly assign to him, notwithstanding that such duties and responsibilities may not be within the scope of his normal duties and responsibilities;

4.1.2.	obey and comply with all the Employer’s internal control systems, orders, directions, rules, regulations, limits of authority, practices, policies and procedures, whether expressed or implied, from time to time in force;

4.1.3.	comply with the applicable laws, rules, regulations and industry codes of practice relevant to his position, duties and responsibilities in all territories where the Employer carry on its business or where he performs duties and responsibilities assigned to him by the Employer;

4.1.4.	conduct himself with integrity and in a professional and dignified manner in all dealings with the Employer, and the Employer’s and its affiliates’ consultants, employees, clients and suppliers; and

4.1.5.	use all reasonable endeavours to promote and protect the Employer’s and its affiliates’ interests.

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5.	PLACE OF WORK

5.1.	The Employee’s place of employment shall continue to be Singapore or such other place in the Asia Pacific region as the Employer may reasonably determine from time to time during the term of this Agreement. The Employee acknowledges and agrees that, for the proper performance of his duties and responsibilities, he may be required by the Employer to travel extensively and/or over extended periods of time during his employment with the Employer.

6.	HOURS OF WORK

6.1.	The Employee’s usual working hours shall continue to be from 9:00 a.m. to 6:00 p.m., Monday to Friday. During a full work day, the Employee shall be entitled to a 1-hour long rest period, which shall be taken in whole or in part at such time(s) as shall be agreed between the Employer and the Employee.

6.2.	The Employee may also be required to work additional hours beyond usual working hours as may be necessary for the proper performance of his duties and responsibilities.

7.	REMUNERATION PACKAGE

7.1.	Base Salary

7.1.1.	The Employer shall pay the Employee a base monthly salary of SGD13,250.00, which shall be credited to the Employee’s designated Singapore bank account on the final day of each calendar month in arrears.

7.1.2.	The Employer and the Employee hereby acknowledge and agree that the base monthly salary has been calculated to compensate the Employee for all usual working hours that the Employee is required to work, all additional hours that the Employee may be required to work and all duties and responsibilities that the Employee is required to perform under this Agreement.

7.1.3.	The Employee shall not be entitled to be paid at any additional penalty rates, overtime rates, allowances or loadings, unless so required by the law or expressly agreed with the Employer in advance.

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7.2.	Variable Performance Bonus

7.2.1.	The Employee may be awarded a variable performance bonus payment on a discretionary basis as determined by the Employer each year.

7.2.2.	The Employer and the Employee hereby acknowledge and agree that the absolute amount of the variable performance bonus to be awarded is solely at the discretion of the Employer and is dependent on the Employer’s company performance as well the Employee’s individual performance. As at the date of this Agreement, the Employee’s target performance bonus is calculated as follows:

Annual Base Salary

= Base monthly salary of SGD13,250.00 x 12 months

= SGD159,000.00

Annual Gross Target Amount

= SGD159,000.00 / 70%

= SGD227,142.85

Annual Target Bonus Amount

= SGD227,142.85 x 30%

= SGD68,142.85

Explanation:

The SGD68,142.85 per annum target performance bonus is for “Strong” performance of 100% on annual performance review. The amount of bonus payable can slide from 0 to 125% based on the Manager’s rating, and contingent on the provision of the Employer reaching 75% of its stated objectives.

Full details of the criteria are set out in the Performance Management Policy.

7.3.	The Employee’s remuneration package as set out in this Clause 7 shall be subject to review by the Employer on a yearly basis.

7.4.	The payment of the Employee’s remuneration package shall, where applicable, be subjected to statutory deductions and/or withholding as required by the relevant legislation (e.g. Central Provident Fund contributions for an employee who is a Singapore citizen or Permanent Resident, or Singapore withholding tax for an employee who is not a Singapore citizen or Permanent Resident).

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7.5.	Save as provided for in Clause 7.4, it shall be the Employee’s sole responsibility to ensure that income taxes are filed with and payments made to the relevant authorities in the respective countries, which may include the Employee’s home country, Singapore and any country where the Employee performs his duties and responsibilities.

8.	EXPENSES

The Employee shall be entitled to have refunded to him all out-of-pocket expenses reasonably and properly incurred by him in the performance of his duties and responsibilities under this Agreement and in accordance with the Employer’s guidelines and policies in respect of such expenditure in force at the date of the expenditure. Any expenditure made outside such guidelines and polices may not be reimbursed.

9.	BENEFITS

9.1.	Group Health Insurance

The Employee shall continue to be covered under Group Health Insurance, details of which are set out in the insurance policy which shall be made available by the Employer to the Employee upon the Employee’s request.

9.2.	Travel Insurance

The Employee shall be covered under Travel insurance, details of which are set out in the insurance policy which shall be made available by the Employer to the Employee upon the Employee’s request.

9.3.	Laptop Computer

The Employee shall be provided with a laptop computer if the Employer deems it to be necessary for business purposes.

9.4.	Mobile Phone

The Employee shall be provided with a personal mobile phone if the Employer deems it to be necessary for business purposes.

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9.5.	The Employer reserves the right to revise or terminate any benefit set out in this Clause 9 at any time in its sole discretion.

10.	LEAVE

10.1.	Annual Leave

The Employee shall be entitled to the following days of annual leave per calendar year:

Length of employment	No. of days of annual leave
Less than 3 years	14 days
3 years to less than 5 years	15 days
5 years and more	15 days + 1 day per year of employment from the 5th year (inclusive), subject to a maximum of 20 days

Annual leave is to be taken at a time mutually agreed between the Parties and subject to the operational requirements of the Employer, provided that requests for annual leave at particular times will not unreasonably be refused. Requests for annual leave will usually be required in writing.

Annual leave may be accumulated from year to year. No annual leave loading is payable.

On termination of employment, the Employee shall be paid any accumulated but unused annual leave as at the termination of this Agreement, less statutory deductions and/or withholding as required by the relevant legislation.

The Employer may direct the Employee to take a period of annual leave at particular times (e.g. annual shutdown periods or where the Employee has accrued but not used an excessive amount leave).

10.2.	Sick Leave

The Employee shall be entitled to paid sick leave* as follows:

10.2.1.	up to 14 days in each year if no hospitalisation is necessary; or

10.2.2.	up to 60 days in each year (including the 14 days in paragraph 8.2(a)) if hospitalisation is necessary.

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Any application for paid sick leave of more than 1 day must be accompanied by a medical certificate signed by a duly qualified doctor.

Sick leave may not be accumulated from year to year and any unused sick leave will not be paid at the termination of this Agreement.

*Note: Employees who are caught taking sick leave when not sick will face immediate termination of employment by the Employer.

10.3.	Critical Illness Leave

The Employee shall be granted 2 consecutive days’ critical illness leave in any 1 year in the event of hospitalisation of his spouse, child(ren) or parents.

10.4.	Compassionate Leave

The Employee shall be granted 3 consecutive days’ compassionate leave in any 1 year in the event of the death of an immediate family member, i.e. spouse, child(ren), parents, parents-in-law and siblings.

10.5.	Paternity Leave

Upon completion of at least 3 months of employment with the Employer, the Employee shall be entitled to 2 weeks of paid paternity leave if he is lawfully married to the child’s mother.

The Employee shall also be entitled to share up to 1 week of his wife's maternity leave (this entitlement will increase to 4 weeks from 1 July 2017).

In all other cases, the Employee will be entitled to 2 days of paid paternity leave.

10.6.	Public Holidays

The Employee shall enjoy all public holidays in accordance with the laws of the country where he is working in or from.

11.	CONFIDENTIAL INFORMATION

11.1.	As a result of the Employee’s employment with the Employer, he may have obtained, derived or created or may in the future obtain, derive or create information belonging to the Employer or to the clients or affiliates of the Employer which are not obtainable or circulated in the public domain, whether or not such information may amount to trade secrets (collectively, “Confidential Information”).

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11.2.	Such Confidential Information may include, without limitation, financial data, business plans, marketing plans, product development, clients’ lists and employees’ lists, reports, studies, trade secrets, transactions, pricing, notes, programmes or Work Product (defined below), whether in paper, electronic or any other form.

11.3.	For the avoidance of doubt, the Employee hereby acknowledges that all Confidential Information is the property of the Employer and all Confidential Information and copies thereof shall be returned to the Employer upon request and, in any event, upon the termination of the Employee’s employment.

11.4.	The Employer expects all employees to keep such Confidential Information carefully guarded from any form of improper use and/or disclosure. The Employee shall at all times both during the continuance of this Agreement as well as after its termination:

11.4.1.	keep all Confidential Information confidential. The Employee shall not whether directly or indirectly, provide, circulate and/or transmit, or cause to be provided, circulated and/ or transmitted, any copies of or any portion of Confidential Information to any person or entity other than the officers or employees of the Employer who reasonably need to have access to the Confidential Information for the purposes of their duties under their employment with the Employer; and

11.4.2.	not use any portion of Confidential Information for any purpose other than the performance of the Employee’s duties and obligations under this Agreement.

11.5.	In the event that the Employee discloses Confidential Information in accordance with Clause 11.4.1 or 11.4.2, the Employee shall procure that the recipient of the Confidential Information is bound by confidentiality obligations that are at least as strict as those set out in this Agreement, and does not use the same except for the purposes for which the disclosure is made.

11.6.	The Employee’s obligations in this Clause 11 shall remain in effect and shall survive the termination of this Agreement, except to the extent that:

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11.6.1.	such Confidential Information becomes generally available to the public other than as a result of unauthorised disclosure by the Employee or persons to whom he has made the information available in breach of this Clause 11. For the avoidance of doubt, Confidential Information shall not be deemed to be generally available to the public merely because any part of the Confidential Information is embodied in general disclosures or because individual features, components, or combinations thereof are now or have subsequently become known to the public;

11.6.2.	such Confidential Information has been released by the Employer or such other relevant disclosing party to another person or entity without restriction; or

11.6.3.	such Confidential Information is required to be released by law, pursuant to an order of a court, provided that the Employee notifies the Employer in writing as soon as reasonably possible.

12.	INTELLECTUAL PROPERTY RIGHTS

12.1.	In this Agreement, “Intellectual Property Rights” includes without limitation any patent, copyright, design right, trade mark, service mark, trade dress, trade name, goodwill, geographical indication, integrated circuit layout-design right, know-how, Confidential Information, trade secret, any application (whether pending, in process or issued) for any of the foregoing, any other industrial, intellectual property or protected right similar to the foregoing (whether registered, registrable or unregistered) in any country worldwide and in any form, media or technology now known as later to be developed.

12.2.	The Employee hereby acknowledges and agrees that during his employment with the Employer, all processes, studies, flow charts, diagrams, devices, programmes, reports and other data, writings, tape recordings, computer programmes or any other works or materials, whether in paper, electronic or any other form, that are created, generated or developed by the Employee (whether alone or with any other person, and whether or not they are created, generated or developed by him during or outside of working hours, and within the Employer’s premises or otherwise) or which has been furnished by the Employer to him or which he has obtained as a result of his employment with the Employer (hereinafter referred to collectively as the “Work Product”), shall remain the property of the Employer.

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12.3.	All Intellectual Property Rights subsisting in or in relation to any Work Product created by the Employee (whether alone or with any other person and whether or not it is created, generated or developed by him during or outside of working hours, and within the Employer’s premises or otherwise) during his employment with the Employer shall belong to the Employer exclusively upon creation, and he shall promptly record and disclose such Work Product to the Employer, and at the request and expense of the Employer do all things necessary or desirable to assign the rights to the Employer in relation to such Work Product.

12.4.	The Employee shall continue to not at any time do or cause to be done any act of thing that in any way impairs or which may tend to impair the Employer’s ownership, title and/or interest in the Intellectual Property Rights or Work Product. Upon termination of the Employee’s employment in any manner provided herein, he shall cease to and desist from all use of the Intellectual Property Rights or Work Product.

12.5.	The Employee shall continue to not do anything during the course of his employment that would in any way breach, violate or infringe any applicable laws, regulations, rules, directives, circulars, notices or directions relating to any/or governing the Intellectual Property Rights of any third parties. Without limitation to the foregoing, the Employee shall not download any material that infringes any Intellectual Property Rights, or use any unauthorised or infringing copies of software in the course of performing his duties.

13.	EXCLUSIVITY AND CONFLICT OF INTEREST

13.1.	While employed by the Employer, the Employee is expected to devote his whole time and attention to the services of the Employer and shall not be engaged in any other business or occupation or be in any way connected with another business or company without the written consent of the Employer.

13.2.	The Employee shall declare all possible conflicts of interest and he shall not act in conflict of interest of the Employer, including being directly or indirectly engaged, concerned or interested in any other business or employment which is wholly or partly similar to or any way connected or in competition with the business carried on by the Employer and its affiliates.

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14.	WARRANTY

The Employee represents and warrants that he is not bound by or subject to any court order, agreement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties under it.

15.	TERMINATION OF EMPLOYMENT

15.1.	Either Party may terminate this Agreement by giving to the other Party 1 month’s notice in writing or payment in lieu of such notice.

15.2.	During any notice period, the Employee shall continue to perform his duties and responsibilities in good faith and to the best of his abilities, while the Employer reserves the right to require the Employee (and if it does so the Employee shall agree) not to work for the Employer whether at the Employer’s premises or otherwise during the notice period. In the event that the Employer exercises this right:

15.2.1.	the Employee shall continue to be an employee of the Employer during the notice period, and he shall not be engaged in any alternative employment or activity with any other company, firm or person without the Employer’s prior written consent;

15.2.2.	the Employee shall continue to comply with his obligations under this Agreement, where applicable; and

15.2.3.	the Employer shall continue to comply with its obligations under this Agreement, where applicable (including its obligations in relation to the Employee’s remuneration).

15.3.	The Employer may forthwith terminate this Agreement immediately in the event:

15.3.1.	of the Employee’s wilful failure or negligence in the performance of his duties and responsibilities;

15.3.2.	of the Employee’s failure to improve his performance to the Employer’s satisfaction within a reasonable period after he has been warned of the improvement required and the consequences of a failure to improve;

15.3.3.	of the Employee’s breach of any material term of this Agreement;

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15.3.4.	of the Employee’s commission of any act in breach of the Employer’s policies and procedures or applicable industry codes of practice or laws;

15.3.5.	the Employee is guilty of dishonesty, fraud, any criminal or statutory offence or gross, serious or persistent misconduct, in all cases whether or not in connection with or referable to his employment with the Employer;

15.3.6.	of his engagement or employment, in whatever capacity, in a business which is in competition with any business the Employer and/or its affiliates are/is engaging in;

15.3.7.	the Employee commits an act of bankruptcy, become bankrupt or make any general arrangement or composition with his creditors;

15.3.8.	the Employee does any act or thing which may bring serious discredit or disrepute to the Employer and/or its affiliates; or

15.3.9.	the Employee otherwise acts so as to materially prejudice the business of the Employer and/or its affiliates.

15.4.	The Employee shall have no claim against the Employer for any damages or otherwise whatsoever by reason of termination of the Employee’s employment under this Clause 15 and no delay or forbearance by the Employer in exercising any such right of termination shall constitute a waiver of that right.

15.5.	The provisions of paragraphs 11, 12 and 16 and any provision which is expressed or intended to operate or to have effect after the termination of this Agreement shall survive the termination of this Agreement. The termination of this Agreement shall be without prejudice to any other accrued rights or remedies of the Parties.

15.6.	Upon the termination of this Agreement, the Employee shall remove his possessions from the Employer’s premises and immediately deliver to the Employer all means of access to the Employer’s premises and all the Employer’s property including but not limited to Confidential Information and Work Product and copies thereof that are within the Employee’s possession, custody or control.

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16.	NON-SOLICITATION AND NON-COMPETITION

16.1.	During the Employee’s employment, the Employee would have dealt with and/or will be dealing with the Employer’s and/or its affiliates’ customers, clients, suppliers, agents, consultants and/or employees. The Employee hereby acknowledges that it is commercially important to the Employer that he is restricted in the way he deals with such persons following the end of his employment, and accordingly he agrees to the restrictions set out in this Clause 16.

16.2.	The Employee hereby undertakes that he will not (without the prior written consent of the Employer) for the period of 12 months immediately from the date of leaving the Employer’s employment (the “Termination Date”), regardless of the reason for leaving:

16.2.1.	negotiate with, solicit business from or endeavour to entice away from the Employer or its affiliates the business of any person, firm, company or organisation who or which to the Employee’s knowledge is or was a customer, client or agent of the Employer or its affiliates (or who had regular business dealings with the Employer or its affiliates) during the period of 12 months immediately preceding the Termination Date and with whom he had direct dealings or personal contact in the course of his employment during that period, so as to harm the goodwill or otherwise damage the business of the Employer or its affiliates;

16.2.2.	undertake to provide in competition with the Employer or its affiliates any service or manufacture or supply any product to or for any person who is or was a customer, client or agent of or supplier to or who had regular business dealings with the Employer or its affiliates during the period of 12 months immediately preceding the Termination Date;

16.2.3.	solicit or endeavour to entice away from or discourage from dealing with the Employer or its affiliates or introduce or refer to a competitor of the Employer or its affiliates any person who before or after the Termination Date is a supplier to the Employer or its affiliates whether or not such person would commit a breach of contract by reason of leaving service or transferring business; and

16.2.4.	interfere with, solicit or endeavour to entice away from the Employer or its affiliates any person who to the Employee’s knowledge is and was, at the Termination Date, or within the period of 12 months immediately preceding the Termination Date an employee of the Employer or its affiliates.

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16.3.	At no time after the Termination Date shall the Employee directly or indirectly represent himself as being interested in or employed by or in any way connected with the Employer or its affiliates other than as a former employee of the Employer.

16.4.	If, during the course of the Employee’s employment or the period of 12 months immediately following the Termination Date, any third party makes him an offer of employment or a contract of services or any other contract which would or might involve him being in breach of any of the aforesaid restrictions, he shall promptly, and before accepting such offer, bring the terms of this clause to such third party’s attention.

16.5.	The Employee agrees that each of the restrictions set out in this Clause 16 represents a separate and independent restriction, and that such restrictions are reasonable in every respect. If for any reason whatsoever, any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Employer, such restriction or restrictions shall be severed from this Agreement without affecting the remainder of the other restrictions contained in this Clause 16 which shall remain in full force and effect.

16.6.	The Employee shall notify the Employer in writing at the commencement of his employment of any current restraints of trade that might affect his employment with the Employer. The Employee shall indemnify and keep the Employer indemnified should the Employer suffer or incur any losses, claims or demands as a result of the Employee’s failure to honour or abide by any such restraints.

17.	ENTIRE AGREEMENT

This Agreement including any schedules and annexures hereto contains the whole agreement between the Parties relating to the subject matter of this Agreement as at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes all previous negotiations, representations and agreements whether written or oral.

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18.	General Terms and Conditions

18.1.	The Employee’s employment shall also be subjected to the general terms and conditions as contained in the prevailing human resources policies and procedures of the Employer to the extent that they are not inconsistent with the terms of this Agreement.

18.2.	All terms and conditions of the Employee’s employment may be modified from time to time in the Employer’s sole discretion.

18.3.	The various provisions of this Agreement are severable and if any provision is held to be invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had had never been contained herein.

18.4.	No failure on the part of the Employer to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights and remedies (whether provide by any law or otherwise).

18.5.	The Employee hereby consents to the Employer’s collection, use and disclosure of his personal data for the management of his employment with the Employer and all matters that may arise therefrom, including but not limited to matters related to the Employee’s performance, evaluation, discipline, policy compliance or marketing.

18.6.	A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any provision of this Agreement.

19.	Governing Law and Jurisdiction

This Agreement shall be governed by Singapore law and the Parties agree to submit to the non-exclusive jurisdiction of the Singapore courts.

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(This space is intentionally left blank.)

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SCHEDULE A

Duties and Responsibilities

(See attached: Job Description Form – Chief Executive Officer)

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IN WITNESS WHEREOF this Agreement has been entered into on the day and year first above written.

SIGNED by Iain Deay	)
Director of	)
Twenty20 Energy Systems Pte Ltd	)
in the presence of:	)

/s/ Luke Anderson
Witness’ Signature
Name: LUKE ANDERSON

SIGNED by	)
geoffrey allan lawrence	)
in the presence of:	)

/s/ Luke Anderson
Witness’ Signature
Name: LUKE ANDERSON

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25 June 2021

Geoff Lawrence

C/O- Twenty20 Energy Systems Pte Ltd

3 Phillip Street

#19-01 Royal Group Building

Singapore 048693

RE:     Salary Increment

Dear Geoff,

We write to formally acknowledge and thank you for your outstanding contribution to the performance of Twenty20 Energy Systems. Following our recent review, we wish to reward you with a Salary Increment commencing July 2021, increasing your monthly base salary to $30,000.

Your corresponding performance bonus for future periods will be based on the new monthly base salary.

Please accept this Salary Increment with our thanks for your continuing contributions to the company.

Sincerely,

Nathan Daly

Director